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Playa Hotels & Resorts N.V. Reports Third Quarter 2024 Results

Fairfax, VA, November 6, 2024 – Playa Hotels & Resorts N.V. (the “Company” or “Playa”) (NASDAQ: PLYA) today announced results of operations for the three and nine months ended September 30, 2024.
Three Months Ended September 30, 2024 Results

▪Net Loss was $2.7 million compared to $10.5 million in 2023
▪Adjusted Net Income(1) was $0.3 million compared to an Adjusted Net Loss(1) of $9.7 million in 2023
▪Net Package RevPAR decreased 6.4% over 2023 to $252.12, driven by a 7.3 percentage point decrease in Occupancy, partially offset by a 4.3% increase in Net Package ADR
▪Comparable Net Package RevPAR decreased 9.4% over 2023 to $275.97, driven by a 5.9 percentage point decrease in Occupancy and a 1.5% decrease in Net Package ADR
▪Owned Resort EBITDA(1) decreased 30.7% versus 2023 to $36.6 million
▪Owned Resort EBITDA Margin(1) decreased 5.1 percentage points versus 2023 to 21.1%. The depreciation of the Mexican Peso, net of foreign currency forward contracts, favorably impacted Owned Resort EBITDA Margin by approximately 170 basis points for the three months ended September 30, 2024. Business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona positively impacted Owned Resort EBITDA Margin by approximately 40 basis points for the three months ended September 30, 2024 and by 50 basis points for the three months ended September 30, 2023. Excluding these impacts, Owned Resort EBITDA Margin would have been 19.1%, a decrease of 6.6 percentage points compared to 2023
▪Adjusted EBITDA(1) decreased 38.0% versus 2023 to $25.1 million, positively impacted by approximately $3.0 million due to the depreciation of the Mexican Peso, net of foreign currency forward contracts, and by $0.7 million from business interruption insurance proceeds and recoverable expenses. For the three months ended September 30, 2023, Adjusted EBITDA was positively impacted by $1.0 million from business interruption insurance proceeds and recoverable expenses
▪Adjusted EBITDA Margin(1) decreased 5.6 percentage points versus 2023 to 14.2%, positively impacted by approximately 160 basis points due to the depreciation of the Mexican Peso, net of foreign currency forward contracts, and by 40 basis points from business interruption insurance proceeds and recoverable expenses. For the three months ended September 30, 2023, Adjusted EBITDA Margin was positively impacted by 50 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, Adjusted EBITDA Margin would have been 12.2%, a decrease of 7.2 percentage points compared to 2023
▪Comparable Adjusted EBITDA(1) decreased 36.9% versus 2023 to $22.7 million
▪Comparable Adjusted EBITDA Margin(1) decreased 6.8 percentage points versus 2023 to 14.9%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

Nine Months Ended September 30, 2024 Results

▪Net Income was $64.8 million compared to $52.8 million in 2023
▪Adjusted Net Income(1) was $71.4 million compared to $60.3 million in 2023
▪Net Package RevPAR increased 7.1% over 2023 to $334.28, driven by an 4.5% increase in Net Package ADR and a 1.8 percentage point increase in Occupancy
▪Comparable Net Package RevPAR decreased 0.4% over 2023 to $355.53, driven by a 2.4 percentage point decrease in Occupancy, partially offset by a 2.8% increase in Net Package ADR
▪Owned Resort EBITDA(1) decreased 3.9% versus 2023 to $235.7 million
▪Owned Resort EBITDA Margin(1) decreased 0.7 percentage points versus 2023 to 34.5%. The appreciation of the Mexican Peso, net of foreign currency forward contracts, negatively impacted Owned Resort EBITDA Margin by approximately 50 basis points. Business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona positively impacted Owned Resort EBITDA Margin by approximately 30 basis points for the nine months ended September 30, 2024 and by 80 basis points for the nine months ended September 30, 2023. Excluding these impacts, our Owned Resort EBITDA Margin would have been 34.7%, an increase of 0.3 percentage points compared to 2023
▪Adjusted EBITDA(1) decreased 4.2% versus 2023 to $202.3 million, negatively impacted by approximately $3.3 million due to the appreciation of the Mexican Peso, net of foreign currency forward contracts, and positively impacted by $2.1 million from business interruption insurance proceeds and recoverable expenses. For the nine months ended September 30, 2023, Adjusted EBITDA was positively impacted by $5.3 million from business interruption insurance proceeds and recoverable expenses
▪Adjusted EBITDA Margin(1) decreased 0.7 percentage points versus 2023 to 29.1%, negatively impacted by approximately 50 basis points due to the appreciation of the Mexican Peso, net of foreign currency forward contracts, and positively impacted by 30 basis points from business interruption insurance proceeds and recoverable expenses. For the nine months ended September 30, 2023, Adjusted EBITDA Margin was positively impacted by 70 basis points from business interruption insurance proceeds and recoverable expenses. Excluding these impacts, our Adjusted EBITDA Margin would have been 29.3%, an increase of 0.2 percentage points compared to 2023
▪Comparable Adjusted EBITDA(1) decreased 8.1% versus 2023 to $168.5 million
▪Comparable Adjusted EBITDA Margin(1) decreased 2.5 percentage points versus 2023 to 29.1%

(1)    See “Definitions of Non-U.S. GAAP Measures and Operating Statistics” for a description of how we compute Adjusted Net Income/(Loss), Owned Resort EBITDA, Owned Resort EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Comparable Adjusted EBITDA, Comparable Adjusted EBITDA Margin and other non-GAAP financial figures included in this press release, as well as reconciliations of such non-GAAP financial figures to the most directly comparable financial measures calculated in accordance with GAAP.

"Improving demand in Jamaica and the Pacific Coast, combined with continued execution in the Yucatan and Dominican Republic, resulted in our Q3 Owned Resort EBITDA and Adjusted EBITDA exceeding our expectations despite the ongoing headwinds experienced in Jamaica and the significant disruption caused by Hurricane Beryl.

Occupancy in the Pacific Coast and Jamaica was better than expected during the third quarter, as demand improved as we moved past the most disruptive portion of our renovation work in Los Cabos and trends in Jamaica resumed their recovery following Hurricane Beryl. We are highly encouraged by the improvement in Jamaica as we move into the high season. Fourth quarter Occupancy in Jamaica is pacing down slightly compared to Q4 2023 and the first quarter of 2025 is also in-line with Q1 2024.

On the capital allocation and portfolio optimization front, we are progressing nicely on the planned renovation work, with the renovations in Los Cabos nearing completion in the coming months. We remain committed to using our free cash flow generation to repurchase our shares as we expect a strong recovery in profits following the completion of our capital projects. We repurchased over $50 million worth of our shares during the third quarter and have subsequently purchased roughly $25 million in October, bringing our year-to-date total to over $140 million through the first ten months of 2024.

We now expect our FY 2024 Adjusted EBITDA to be $250-255 million, reflecting the improving demand in Jamaica and a more favorable FX outlook."

– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts

Financial and Operating Results

The following tables set forth information with respect to the operating results of our total portfolio and comparable portfolio for the three and nine months ended September 30, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change		2024	2023	Change
Occupancy	63.4%	70.7%	(7.3)	pts	73.5%	71.7%	1.8	pts
Net Package ADR	$397.69	$381.41	4.3%		$455.10	$435.67	4.5%
Net Package RevPAR	$252.12	$269.50	(6.4)%		$334.28	$312.16	7.1%
Total Net Revenue (1)	$176,403	$204,305	(13.7)%		$694,113	$707,297	(1.9)%
Owned Net Revenue (2)	$173,013	$201,354	(14.1)%		$683,360	$697,575	(2.0)%
Owned Resort EBITDA	$36,568	$52,797	(30.7)%		$235,689	$245,298	(3.9)%
Owned Resort EBITDA Margin	21.1%	26.2%	(5.1)	pts	34.5%	35.2%	(0.7)	pts
Other corporate	$14,487	$14,706	(1.5)%		$42,973	$42,201	1.8%
The Playa Collection Revenue	$1,727	$1,051	64.3%		$4,326	$2,605	66.1%
Management Fee Revenue	$1,311	$1,369	(4.2)%		$5,246	$5,420	(3.2)%
Adjusted EBITDA	$25,119	$40,511	(38.0)%		$202,288	$211,122	(4.2)%
Adjusted EBITDA Margin	14.2%	19.8%	(5.6)	pts	29.1%	29.8%	(0.7)	pts
Comparable Portfolio (3)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change		2024	2023	Change
Occupancy	67.5%	73.4%	(5.9)	pts	75.4%	77.8%	(2.4)	pts
Net Package ADR	$408.77	$415.04	(1.5)%		$471.35	$458.46	2.8%
Net Package RevPAR	$275.97	$304.66	(9.4)%		$355.53	$356.89	(0.4)%
Total Net Revenue (1)	$152,303	$165,662	(8.1)%		$578,634	$579,757	(0.2)%
Owned Net Revenue (2)	$148,913	$162,711	(8.5)%		$567,881	$570,035	(0.4)%
Owned Resort EBITDA	$34,130	$48,220	(29.2)%		$201,874	$217,485	(7.2)%
Owned Resort EBITDA Margin	22.9%	29.6%	(6.7)	pts	35.5%	38.2%	(2.7)	pts
Other corporate	$14,487	$14,706	(1.5)%		$42,973	$42,201	1.8%
The Playa Collection Revenue	$1,727	$1,051	64.3%		4,326	2,605	66.1%
Management Fee Revenue	$1,311	$1,369	(4.2)%		$5,246	$5,420	(3.2)%
Adjusted EBITDA	$22,681	$35,934	(36.9)%		$168,473	$183,309	(8.1)%
Adjusted EBITDA Margin	14.9%	21.7%	(6.8)	pts	29.1%	31.6%	(2.5)	pts

(1)Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below. Total Net Revenue also includes all Management Fee Revenue.
(2)Owned Net Revenue excludes Management Fee Revenue, other corporate revenue and The Playa Collection revenue (which is a third-party owned and operated membership program).
(3)Our comparable portfolio for the three and nine months ended September 30, 2024 excludes the Jewel Palm Beach, which was sold in September 2024, Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the three and nine months ended September 30, 2024, and Jewel Punta Cana, which was sold in December 2023.

Balance Sheet

As of September 30, 2024, the Company held $211.1 million in cash and cash equivalents, with no restricted cash. Total interest-bearing debt was $1,080.8 million, comprised of our Term Loan due 2029. As of September 30, 2024, there was no balance outstanding on our $225.0 million Revolving Credit Facility. Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029, which incurs interest based on SOFR. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
Earnings Call

The Company will host a conference call to discuss its third quarter results on Thursday, November 7, 2024 at 9:00 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (888) 317-6003 for domestic participants and (412) 317-6061 for international participants. The conference ID number is 2320445. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, November 7, 2024. This replay will run through Thursday, November 14, 2024. The access number for a taped replay of the conference call is (877) 344-7529 or (412) 317-0088 using the following conference ID number: 5427963. There will also be a webcast of the conference call accessible on the Company’s investor relations website at investors.playaresorts.com.
About the Company

Playa, through its subsidiaries, is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of September 30, 2024, Playa owned and/or managed a total portfolio consisting of 24 resorts (8,627 rooms) located in Mexico, Jamaica, and the Dominican Republic. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, and Hyatt Ziva Cap Cana. Playa also manages eight resorts on behalf of third-party owners. Playa currently owns and/or manages resorts under the following brands: Hyatt Zilara, Hyatt Ziva, Hilton All-Inclusive, Tapestry Collection by Hilton, Wyndham Alltra, Seadust, Kimpton, Jewel Resorts and The Luxury Collection. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business.
Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).
Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. The total number of rooms available excludes any rooms considered “Out of Order” due to renovation or a temporary problem rendering them inadequate for occupancy for an extended period of time. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties during a given period. Occupancy levels also enable us to optimize Net Package ADR (as defined below) by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total Net Package Revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of Net Non-package Revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance statistic in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue
“Net Package Revenue” is derived from the sale of all-inclusive packages, which include room accommodations and premium room upgrades, food and beverage services, and entertainment activities, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Revenue is recognized, net of discounts and rebates, when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized.
“Net Non-package Revenue” includes revenue associated with premium services and amenities that are not included in net package revenue, such as dining experiences, wines and spirits, and spa packages, net of compulsory tips paid to employees. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net Non-package Revenue is recognized after the completion of the sale when the product or service is transferred to the customer. Food and beverage revenue not included in a guest's all-inclusive package is recognized when the goods are consumed.
“Owned Net Revenue” represents Net Package Revenue and Net Non-Package Revenue. Owned Net Revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition. In analyzing our Owned Net Revenues, our management differentiates between Net Package Revenue and Net Non-package Revenue. Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day.
“Management Fee Revenue” is derived from fees earned for managing resorts owned by third-parties. The fees earned are typically composed of a base fee, which is computed as a percentage of resort revenue, and an incentive fee, which is computed as a percentage of resort profitability. Management Fee Revenue was a minor contributor to our operating results for the three and nine months ended September 30, 2024 and 2023, but we expect Management Fee Revenue to be a more relevant indicator to assess the overall performance of our business in the future to the extent that we are successful in entering into more management contracts.
“Total Net Revenue” represents Net Package Revenue, Net Non-package Revenue, Management Fee Revenue, The Playa Collection revenue and certain Other revenues. “Cost reimbursements” is excluded from Total Net Revenue as it is not considered a key indicator of financial and operating performance. Cost reimbursements is derived from the reimbursement of certain costs incurred by Playa on behalf of resorts managed by Playa and owned by third parties. This revenue is fully offset by reimbursable costs and has no net impact on operating income or net (loss) income. Contract termination fees, which are recorded as Other Revenues, are also excluded from Total Net Revenue as they are not an indicator of the performance of our ongoing business.

The following table shows a reconciliation of Net Package Revenue and Net Non-package Revenue to total revenue for the three and nine months ended September 30, 2024 and 2023 ($ in thousands):
Total Portfolio

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Package Revenue
Comparable Net Package Revenue	$128,928	$142,329	$494,673	$494,764
Non-comparable Net Package Revenue	20,547	34,305	99,206	112,334
Net Package Revenue	149,475	176,634	593,879	607,098

Net Non-package Revenue
Comparable Net Non-package Revenue	19,985	20,382	73,208	75,271
Non-comparable Net Non-package Revenue	3,553	4,338	16,273	15,206
Net Non-package Revenue	23,538	24,720	89,481	90,477

The Playa Collection Revenue	1,727	1,051	4,326	2,605
Management Fee Revenue	1,311	1,369	5,246	5,420
Other Revenues	352	531	1,181	1,697

Total Net Revenue
Comparable Total Net Revenue	152,303	165,662	578,634	579,757
Non-comparable Total Net Revenue	24,100	38,643	115,479	127,540
Total Net Revenue	176,403	204,305	694,113	707,297
Compulsory tips	5,216	6,055	18,379	18,363
Cost Reimbursements	1,898	2,785	7,135	9,327
Total revenue	$183,517	$213,145	$719,627	$734,987
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Owned Resort EBITDA, and Owned Resort EBITDA Margin
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented before interest expense, income tax and depreciation and amortization expense. EBITDA and Adjusted EBITDA (as defined below) include corporate expenses, which are overhead costs that are essential to support the operation of the Company, including the operations and development of our resorts. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:
•Other miscellaneous non-operating income or expense
•Pre-opening expense
•Losses or gains on sales of assets
•Share-based compensation
•Other tax expense
•Transaction expenses
•Severance expense for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort
•Gains from property damage insurance proceeds (i.e., property damage insurance proceeds in excess of repair and clean up costs incurred)

•Repairs from hurricanes and severe weather events (i.e., significant repair and clean up costs incurred which are not offset by property damage insurance proceeds)
•Loss on extinguishment of debt
•Other items which may include, but are not limited to the following: contract termination fees; gains or losses from legal settlements; and impairment losses.
We include the non-service cost components of net periodic pension cost or benefit recorded within other income or expense in the Condensed Consolidated Statements of Operations in our calculation of Adjusted EBITDA as they are considered part of our ongoing resort operations.
“Adjusted EBITDA Margin” represents Adjusted EBITDA as a percentage of Total Net Revenue.
“Owned Resort EBITDA” represents Adjusted EBITDA before corporate expenses, The Playa Collection revenue and Management Fee Revenue.
“Owned Resort EBITDA Margin” represents Owned Resort EBITDA as a percentage of Owned Net Revenue.
Adjusted Net Income (Loss)
“Adjusted Net Income (Loss)” is a non-GAAP performance measure. We define Adjusted Net Income (Loss) as net income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses.
Adjusted Net Income (Loss) is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures such as Adjusted Net Income (Loss). For example, other companies in our industry may define Adjusted Net Income (Loss) differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income (Loss) should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Usefulness and Limitation of Non-U.S. GAAP Measures
We believe that each of Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Total Net Revenue, Net Package ADR, Net Package RevPAR, and Net Direct Expenses are all useful to investors as they more accurately reflect our operating results by excluding compulsory tips. These tips have a margin of zero and do not represent our operating results.
We also believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other income or expense), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, revenue from insurance policies, other than business interruption insurance policies, is infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time. We believe Adjusted EBITDA Margin provides our investors a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful.

The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines a portion of the annual variable compensation for certain members of our management, including our executive officers, based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.
We believe that Owned Resort EBITDA and Owned Resort EBITDA Margin are useful to investors as they allow investors to measure resort-level performance and profitability by excluding expenses not directly tied to our resorts, such as corporate expenses, and excluding ancillary revenues not derived from our resorts, such as management fee revenue. We believe Owned Resort EBITDA is also helpful to investors that use it in estimating the value of our resort portfolio. Management uses these measures to monitor property-level performance and profitability.
A reconciliation of EBITDA, Adjusted EBITDA and Owned Resort EBITDA to net income or loss as computed under U.S. GAAP is presented below.
Adjusted Net Income is non-GAAP performance measure that provides meaningful comparisons of ongoing operating results by removing from net income or loss the impact of items that do not reflect our normalized operations. A reconciliation of net income or loss as computed under U.S. GAAP to Adjusted Net Income (Loss) is presented below.
Our non-U.S. GAAP financial measures are not substitutes for revenue, net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, our non-U.S. GAAP financial measures should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented.
Comparable Non-U.S. GAAP Measures
We believe that presenting Adjusted EBITDA, Owned Resort EBITDA, Total Net Revenue, Net Package Revenue and Net Non-package Revenue on a comparable basis is useful to investors because these measures include only the results of resorts owned and in operation for the entirety of the periods presented and thereby eliminate disparities in results due to the acquisition or disposition of resorts or the impact of resort closures or re-openings in connection with redevelopment or renovation projects. As a result, we believe these measures provide more consistent metrics for comparing the performance of our operating resorts. We calculate Comparable Adjusted EBITDA, Comparable Owned Resort EBITDA, Comparable Total Net Revenue, Comparable Net Package Revenue and Comparable Net Non-package Revenue as the total amount of each respective measure less amounts attributable to non-comparable resorts, by which we mean resorts that were not owned or in operation during some or all of the relevant reporting period.
Our comparable portfolio for the three months ended September 30, 2024 excludes Jewel Palm Beach, which was sold in September 2024, the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the three months ended September 30, 2024 and Jewel Punta Cana, which was sold in December 2023.
Our comparable portfolio for the nine months ended September 30, 2024 excludes Jewel Palm Beach, which was sold in September 2024, the Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the nine months ended September 30, 2024 and Jewel Punta Cana, which was sold in December 2023.

A reconciliation of net income or loss as computed under U.S. GAAP to comparable Adjusted EBITDA is presented below. For a reconciliation of Comparable Net Package Revenue, Comparable Net Non-package Revenue, and Comparable Total Net Revenue to total revenue as computed under U.S. GAAP, see “Net Package Revenue, Net Non-package Revenue, Owned Net Revenue, Management Fee Revenue, Cost Reimbursements and Total Net Revenue” in this section.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net (loss) income to EBITDA, Adjusted EBITDA, Owned Resort EBITDA and Comparable Owned Resort EBITDA for the three and nine months ended September 30, 2024 and 2023 ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net (loss) income	$(2,734)	$(10,504)	$64,777	$52,848
Interest expense	21,949	26,552	68,411	82,337
Income tax (benefit) provision	(4,984)	(2,808)	7,114	4,840
Depreciation and amortization	21,043	22,548	58,760	61,055
EBITDA	35,274	35,788	199,062	201,080
Other expense (a)	(334)	350	761	321
Share-based compensation	3,981	3,343	11,690	9,951
Loss on extinguishment of debt	—	—	1,043	—
Transaction expense (b)	278	742	3,106	2,107
Severance expense (c)	1,398	—	1,398	—
Other tax expense	—	—	64	—
Repairs from hurricanes and severe weather (d)	1,935	77	1,935	(815)
(Gain) loss on sale of assets	(18,179)	6	(18,179)	17
Non-service cost components of net periodic pension benefit (cost)	766	205	1,408	(1,539)
Adjusted EBITDA	25,119	40,511	202,288	211,122
Other corporate (e)(f)	14,487	14,706	42,973	42,201
The Playa Collection	(1,727)	(1,051)	(4,326)	(2,605)
Management fees	(1,311)	(1,369)	(5,246)	(5,420)
Owned Resort EBITDA	36,568	52,797	235,689	245,298
Less: Non-comparable Owned Resort EBITDA	2,438	4,577	33,815	27,813
Comparable Owned Resort EBITDA(g)	$34,130	$48,220	$201,874	$217,485

(a)    Represents changes in foreign exchange and other miscellaneous non-operating expenses or income.
(b)    Represents expenses incurred in connection with corporate initiatives, such as: system implementations, debt refinancing costs; other capital raising efforts; and strategic initiatives, such as the launch of a new resort or possible expansion into new markets.
(c)    Includes severance expenses for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort. It does not include severance expenses for employee terminations resulting from our ongoing resort operations. For the three and nine months ended September 30, 2024, represents severance expenses for terminated employees related to the sale of the Jewel Palm Beach.
(d)    Includes significant repair and clean-up expenses incurred from severe weather events which are not expected to be offset by property damage insurance proceeds, which include Hurricane Beryl and Hurricane Helene for the three and nine months ended September 30, 2024. It does not include repair and clean-up costs from weather events that are not considered significant.
(e)    For the three months ended September 30, 2024 and 2023, represents corporate salaries and benefits of $9.0 million for 2024 and $10.3 million for 2023, professional fees of $3.0 million for 2024 and $2.4 million for 2023, corporate rent and insurance of $1.2 million for 2024 and $1.0 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $1.3 million for 2024 and $1.0 million for 2023.
(f)    For the nine months ended September 30, 2024 and 2023, represents corporate salaries and benefits of $27.6 million for 2024 and $30.0 million for 2023, professional fees of $7.8 million for 2024 and $6.2 million for 2023, corporate rent and insurance of $3.6 million for 2024 and $2.9 million for 2023, and corporate travel, software licenses, board fees and other miscellaneous corporate expenses of $4.0 million for 2024 and $3.1 million for 2023.
(g)    Our comparable portfolio for the three and nine months ended September 30, 2024 excludes the Jewel Palm Beach, which was sold in September 2024, Hyatt Ziva Los Cabos and Hyatt Ziva Puerto Vallarta, which were partially closed for renovations during the three and nine months ended September 30, 2024, and Jewel Punta Cana, which was sold in December 2023.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net (loss) income to Adjusted Net Income (Loss) for the three and nine months ended September 30, 2024 and 2023 ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net (loss) income	$(2,734)	$(10,504)	$64,777	$52,848
Reconciling items
Transaction expense	278	742	3,106	2,107
Loss on extinguishment of debt	—	—	1,043	—
Change in fair value of interest rate swaps (a)	—	—	—	6,335
Severance expense (b)	1,398	—	1,398	—
Repairs from hurricanes and severe weather	1,935	77	1,935	(815)
Total reconciling items before tax	3,611	819	7,482	7,627
Income tax provision for reconciling items	(577)	(57)	(831)	(188)
Total reconciling items after tax	3,034	762	6,651	7,439
Adjusted net income (loss)	$300	$(9,742)	$71,428	$60,287

(a)    Represents the change in fair value, excluding interest paid and accrued, of our prior LIBOR-based interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations.
(b)    Includes severance expenses for employee terminations resulting from non-recurring or unusual events, such as the departure of an executive officer or the disposition of a resort. It does not include severance expenses for employee terminations resulting from our ongoing resort operations. For the three and nine months ended September 30, 2024, represents severance expenses for terminated employees related to the sale of the Jewel Palm Beach.
The following table presents the impact of Adjusted Net Income (Loss) on our diluted (loss) earnings per share for the three and nine months ended September 30, 2024 and 2023 ($ in thousands, except share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted net income (loss)	$300	$(9,742)	$71,428	$60,287

(Loss) earnings per share - Diluted	$(0.02)	$(0.07)	$0.48	$0.34
Total reconciling items impact per diluted share	0.02	0.01	0.05	0.05
Adjusted (loss) earnings per share - Diluted	$—	$(0.06)	$0.53	$0.39

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of September 30,	As of December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$211,137	$272,520
Trade and other receivables, net	46,034	74,762
Insurance recoverable	14,841	9,821
Accounts receivable from related parties	990	5,861
Inventories	16,450	19,963
Prepayments and other assets	63,555	54,294
Property and equipment, net	1,389,298	1,415,572
Derivative financial assets	—	2,966
Goodwill, net	60,642	60,642
Other intangible assets	2,189	4,357
Deferred tax assets	12,066	12,967
Total assets	$1,817,202	$1,933,725
LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$135,886	$196,432
Payables to related parties	5,087	10,743
Income tax payable	16,595	11,592
Debt	1,070,759	1,061,376
Derivative financial liabilities	9,499	—
Other liabilities	28,156	33,970
Deferred tax liabilities	54,604	64,815
Total liabilities	1,320,586	1,378,928
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 172,016,422 shares issued and 124,554,587 shares outstanding as of September 30, 2024 and 169,423,980 shares issued and 136,081,891 shares outstanding as of December 31, 2023)	19,104	18,822
Treasury shares (at cost, 47,461,835 shares as of September 30, 2024 and 33,342,089 shares as of December 31, 2023)	(374,076)	(248,174)
Paid-in capital	1,213,583	1,202,175
Accumulated other comprehensive (loss) income	(7,634)	1,112
Accumulated deficit	(354,361)	(419,138)
Total shareholders’ equity	496,616	554,797
Total liabilities and shareholders’ equity	$1,817,202	$1,933,725

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Package	$154,451	$182,425	$611,136	$624,349
Non-package	23,778	24,984	90,603	91,589
The Playa Collection	1,727	1,051	4,326	2,605
Management fees	1,311	1,369	5,246	5,420
Cost reimbursements	1,898	2,785	7,135	9,327
Other revenues	352	531	1,181	1,697
Total revenue	183,517	213,145	719,627	734,987
Direct and selling, general and administrative expenses
Direct	115,731	126,356	381,077	387,930
Selling, general and administrative	49,825	48,826	150,838	141,567
Depreciation and amortization	21,043	22,548	58,760	61,055
Reimbursed costs	1,898	2,785	7,135	9,327
(Gain) loss on sale of assets	(18,179)	6	(18,179)	17
Business interruption insurance recoveries	(47)	(47)	(97)	(542)
Gain on insurance proceeds	(651)	(919)	(2,013)	(4,713)
Direct and selling, general and administrative expenses	169,620	199,555	577,521	594,641
Operating income	13,897	13,590	142,106	140,346
Interest expense	(21,949)	(26,552)	(68,411)	(82,337)
Loss on extinguishment of debt	—	—	(1,043)	—
Other income (expense)	334	(350)	(761)	(321)
Net (loss) income before tax	(7,718)	(13,312)	71,891	57,688
Income tax benefit (provision)	4,984	2,808	(7,114)	(4,840)
Net (loss) income	$(2,734)	$(10,504)	$64,777	$52,848

(Loss) earnings per share
Basic	$(0.02)	$(0.07)	$0.49	$0.35
Diluted	$(0.02)	$(0.07)	$0.48	$0.34
Weighted average number of shares outstanding during the period - Basic	127,975,787	145,469,906	132,335,399	151,536,334
Weighted average number of shares outstanding during the period - Diluted	127,975,787	145,469,906	133,839,076	153,606,281

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of September 30, 2024
($ in millions)

	Maturity			Applicable Rate	LTM Interest (6)
Debt	Date	# of Years	Balance
Revolving Credit Facility (1)	Jan-28	3.3	$—	—%	$0.9
Term Loan (2)(3)	Jan-29	4.3	1,080.8	7.60%	91.2
Total debt (4)			$1,080.8	7.60%	$92.1
Less: cash and cash equivalents (5)			(211.1)
Net debt			$869.7

(1)Undrawn balances bear interest between 0.25% and 0.50% depending on certain leverage ratios. We had $225.0 million available as of September 30, 2024 and 2023.
(2)Prior to our debt repricing in June 2024, we incurred interest based on SOFR + 325 bps (where SOFR was subject to a 0.50% floor). Our Term Loan due 2029 currently incurs interest based on SOFR + 275 bps (where SOFR is subject to a 0.50% floor). The effective interest rate for the Term Loan due 2029 was 7.60% as of September 30, 2024.
(3)Effective April 15, 2023, we entered into two interest rate swaps to mitigate the floating interest rate risk on our Term Loan due 2029. The interest rate swaps each have a fixed notional amount of $275.0 million and are not for trading purposes. The fixed rates paid by us on the interest rate swaps are 4.05% and 3.71%, and the variable rate received resets monthly to the one-month SOFR rate. The interest rate swaps mature on April 15, 2025 and April 15, 2026, respectively.
(4)Excludes $22.0 million of unamortized discounts, $5.3 million of unamortized debt issuance costs, and a $17.3 million financing lease obligation as of September 30, 2024.
(5)Represents cash balances on hand as of September 30, 2024.
(6)Represents last twelve months' cash paid for interest on the outstanding balance of our Term Loan due 2029. The impact of amortization of debt issuance costs and discounts, capitalized interest and the change in fair market value of our interest rate swaps is excluded.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended September 30, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	71.2%	73.9%	(2.7)	pts	$407.15	$399.10	2.0%	$290.07	$294.84	(1.6)%	$65,290	$65,138	0.2%	$16,158	$16,844	(4.1)%	24.7%	25.9%	(1.2)	pts
Pacific Coast	926	44.1%	64.5%	(20.4)	pts	$451.89	$478.83	(5.6)%	$199.48	$309.05	(35.5)%	20,083	29,236	(31.3)%	3,178	7,947	(60.0)%	15.8%	27.2%	(11.4)	pts
Dominican Republic	1,524	63.9%	66.4%	(2.5)	pts	$393.32	$306.69	28.2%	$251.29	$203.76	23.3%	51,736	57,142	(9.5)%	14,041	12,673	10.8%	27.1%	22.2%	4.9	pts
Jamaica	1,428	63.5%	77.6%	(14.1)	pts	$363.50	$422.23	(13.9)%	$230.91	$327.86	(29.6)%	35,904	49,838	(28.0)%	3,191	15,333	(79.2)%	8.9%	30.8%	(21.9)	pts
Total Portfolio	6,004	63.4%	70.7%	(7.3)	pts	$397.69	$381.41	4.3%	$252.12	$269.50	(6.4)%	$173,013	$201,354	(14.1)%	$36,568	$52,797	(30.7)%	21.1%	26.2%	(5.1)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	71.2%	73.9%	(2.7)	pts	$407.15	$399.10	2.0%	$290.07	$294.84	(1.6)%	$65,290	$65,138	0.2%	$16,158	$16,844	(4.1)%	24.7%	25.9%	(1.2)	pts
Pacific Coast	—	—%	—%	—	pts	$—	$—	—%	$—	$—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	1,524	66.0%	68.8%	(2.8)	pts	$452.01	$431.31	4.8%	$298.53	$296.61	0.6%	47,719	47,735	0.0%	14,781	16,043	(7.9)%	31.0%	33.6%	(2.6)	pts
Jamaica	1,428	63.5%	77.6%	(14.1)	pts	$363.50	$422.23	(13.9)%	$230.91	$327.86	(29.6)%	35,904	49,838	(28.0)%	3,191	15,333	(79.2)%	8.9%	30.8%	(21.9)	pts
Total Comparable Portfolio	5,078	67.5%	73.4%	(5.9)	pts	$408.77	$415.04	(1.5)%	$275.97	$304.66	(9.4)%	$148,913	$162,711	(8.5)%	$34,130	$48,220	(29.2)%	22.9%	29.6%	(6.7)	pts

Highlights

Yucatán Peninsula
•Owned Net Revenue for the three months ended September 30, 2024 increased $0.2 million, or 0.2%, compared to the three months ended September 30, 2023 and was driven by:
•an increase in Net Package ADR of 2.0%; and
•an increase in Net Non-package Revenue of $1.1 million, or 14.5%.
•Net Non-package Revenue per sold room increased 18.8%, primarily driven by higher realized fees related to no-shows, cancellations and loyalty point redemption settlements compared to the three months ended September 30, 2023; partially offset by
•a decrease in Occupancy of 2.7 percentage points, which was significantly impacted by Hurricane Beryl.
•Owned Resort EBITDA for the three months ended September 30, 2024 decreased $0.7 million, or 4.1%, compared to the three months ended September 30, 2023 and was driven by:
•a decrease in Occupancy of 2.7 percentage points, which was largely driven by disruption related to Hurricane Beryl;
•a headwind from increased labor and related expenses; partially offset by
•an increase in Net Package ADR compared to the three months ended September 30, 2023 in addition to expense efficiency measures put in place to lower direct expenses; and
•a favorable contribution of $2.2 million due to the depreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 12 to the Condensed Consolidated Financial Statements in our Form 10-Q).

•Our Owned Resort EBITDA Margin for the three months ended September 30, 2024 was 24.7%, a decrease of 1.2 percentage points compared to the three months ended September 30, 2023. Owned Resort EBITDA Margin was positively impacted by 330 basis points due to the depreciation of the Mexican Peso and negatively impacted by 210 basis points from increases in labor and related expenses compared to the three months ended September 30, 2023. Excluding the impact from the depreciation of the Mexican Peso, Owned Resort EBITDA Margin for the three months ended September 30, 2024 would have been 21.4%, a decrease of 4.5 percentage points compared to the three months ended September 30, 2023.
Pacific Coast
•Owned Net Revenue for the three months ended September 30, 2024 decreased $9.2 million, or 31.3%, compared to the three months ended September 30, 2023 and was driven by:
•a decrease in Occupancy of 20.4 percentage points due to the renovation work at both resorts in this segment; and
•a decrease in Net Package ADR of 5.6%; partially offset by
•an increase in Net Non-package Revenue of $0.2 million, or 6.2%.
•Net Non-package Revenue per sold room increased 55.3%, partially driven by higher realized fees related to no-shows, cancellations and loyalty point redemption settlements compared to the three months ended September 30, 2023.
•Owned Resort EBITDA for the three months ended September 30, 2024 decreased $4.8 million, or 60.0%, compared to the three months ended September 30, 2023 and was driven by:
•a decrease in Occupancy and Net Package ADR compared to three months ended September 30, 2023 as a result of renovation work at the resorts in this segment; partially offset by
•a favorable contribution of $0.7 million due to the depreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 12 to the Condensed Consolidated Financial Statements in our Form 10-Q).
•Our Owned Resort EBITDA Margin for the three months ended September 30, 2024 was 15.8%, a decrease of 11.4 percentage points compared to the three months ended September 30, 2023. Owned Resort EBITDA Margin was positively impacted by 330 basis points due to the depreciation of the Mexican Peso. Excluding this impact, Owned Resort EBITDA Margin would have been 12.5%, a decrease of 14.7 percentage points compared to the three months ended September 30, 2023.
Dominican Republic
•Comparable Owned Net Revenue for the three months ended September 30, 2024 was flat compared to the three months ended September 30, 2023, and includes the following:
•an increase in Comparable Net Package ADR of 4.8%; offset by
•a decrease in Occupancy of 2.8 percentage points; and
•a decrease in Comparable Net Non-package Revenue of $0.3 million, or 4.6%.
•Comparable Net Non-package Revenue per sold room decreased 0.7% compared to the three months ended September 30, 2023, primarily driven by a lower group guest mix.
•Comparable Owned Resort EBITDA for the three months ended September 30, 2024 decreased $1.3 million, or 7.9%, compared to the three months ended September 30, 2023, and includes a $0.7 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. Comparable Owned Resort EBITDA for the three months ended September 30, 2023 included a $1.0 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. Excluding the aforementioned business interruption benefit from both periods, Comparable Owned Resort EBITDA for the three months ended

September 30, 2024 would have decreased $1.0 million compared to the three months ended September 30, 2023, partially due to an increase in the provision for doubtful accounts for the three months ended September 30, 2024.
•Our Comparable Owned Resort EBITDA Margin for the three months ended September 30, 2024 was 31.0%, a decrease of 2.6 percentage points compared to the three months ended September 30, 2023, and includes a favorable impact from business interruption proceeds and recoverable expenses related to Hurricane Fiona of 150 basis points, which decreased 50 basis points compared to a 200 basis points benefit during the three months ended September 30, 2023. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the three months ended September 30, 2024 would have been 29.5%, a decrease of 2.1 percentage points compared to the three months ended September 30, 2023.
Jamaica
•Owned Net Revenue for the three months ended September 30, 2024 decreased $13.9 million, or 28.0%, compared to the three months ended September 30, 2023. The decrease was driven by the travel advisory issued for Jamaica by the United States government on January 24, 2024 and disruption related to Hurricane Beryl which negatively impacted this segment during the three months ended September 30, 2024, resulting in:
•a decrease in Occupancy of 14.1 percentage points;
•a decrease in Net Package ADR of 13.9%; and
•a decrease in Net Non-package Revenue of $1.2 million, or 17.7%.
•Net Non-package Revenue per sold room increased 0.6%, partially driven by higher realized fees related to no-shows, cancellations and loyalty point redemption settlements compared to the three months ended September 30, 2023.
•Owned Resort EBITDA for the three months ended September 30, 2024 decreased $12.1 million compared to the three months ended September 30, 2023.
•Our Owned Resort EBITDA Margin for the three months ended September 30, 2024 was 8.9%, a decrease of 21.9 percentage points compared to the three months ended September 30, 2023, primarily driven by the travel advisory issued for Jamaica and disruption related to Hurricane Beryl in 2024.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Nine Months Ended September 30, 2024 and 2023

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Total Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	78.3%	78.1%	0.2	pts	$460.30	$446.69	3.0%	$360.27	$348.89	3.3%	$238,366	$228,777	4.2%	$81,922	$79,107	3.6%	34.4%	34.6%	(0.2)	pts
Pacific Coast	926	64.5%	71.8%	(7.3)	pts	$515.51	$523.16	(1.5)%	$332.54	$375.80	(11.5)%	98,955	107,527	(8.0)%	34,443	40,353	(14.6)%	34.8%	37.5%	(2.7)	pts
Dominican Republic	1,524	72.9%	61.4%	11.5	pts	$433.61	$371.51	16.7%	$315.95	$228.21	38.4%	199,005	191,038	4.2%	75,966	61,501	23.5%	38.2%	32.2%	6.0	pts
Jamaica	1,428	72.9%	80.8%	(7.9)	pts	$442.28	$459.66	(3.8)%	$322.44	$371.63	(13.2)%	147,034	170,233	(13.6)%	43,358	64,337	(32.6)%	29.5%	37.8%	(8.3)	pts
Total Portfolio	6,004	73.5%	71.7%	1.8	pts	$455.10	$435.67	4.5%	$334.28	$312.16	7.1%	$683,360	$697,575	(2.0)%	$235,689	$245,298	(3.9)%	34.5%	35.2%	(0.7)	pts

		Occupancy				Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned Resort EBITDA Margin
Comparable Portfolio	Rooms	2024	2023	Pts Change		2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	Pts Change
Yucatán Peninsula	2,126	78.3%	78.1%	0.2	pts	$460.30	$446.69	3.0%	$360.27	$348.89	3.3%	$238,366	$228,777	4.2%	$81,922	$79,107	3.6%	34.4%	34.6%	(0.2)	pts
Pacific Coast	—	—%	—%	—	pts	$—	$—	—%	$—	$—	—%	—	—	—%	—	—	—%	—%	—%	—	pts
Dominican Republic	1,524	73.8%	74.7%	(0.9)	pts	$514.60	$474.43	8.5%	$379.92	$354.26	7.2%	182,481	171,025	6.7%	76,594	74,041	3.4%	42.0%	43.3%	(1.3)	pts
Jamaica	1,428	72.9%	80.8%	(7.9)	pts	$442.28	$459.66	(3.8)%	$322.44	$371.63	(13.2)%	147,034	170,233	(13.6)%	43,358	64,337	(32.6)%	29.5%	37.8%	(8.3)	pts
Total Comparable Portfolio	5,078	75.4%	77.8%	(2.4)	pts	$471.35	$458.46	2.8%	$355.53	$356.89	(0.4)%	$567,881	$570,035	(0.4)%	$201,874	$217,485	(7.2)%	35.5%	38.2%	(2.7)	pts
Highlights

Yucatán Peninsula
•Owned Net Revenue for the nine months ended September 30, 2024 increased $9.6 million, or 4.2%, compared to the nine months ended September 30, 2023. The increase was due to the following:
•an increase in Occupancy of 0.2 percentage points, despite the negative impact of Hurricane Beryl during the nine months ended September 30, 2024;
•an increase in Net Package ADR of 3.0%; and
•an increase in Net Non-package Revenue of $2.2 million, or 8.5%.
•Net Non-package Revenue per sold room increased 7.8%, primarily driven by higher realized fees related to no-shows, cancellations and loyalty point redemption settlements compared to the nine months ended September 30, 2024.
•Owned Resort EBITDA for the nine months ended September 30, 2024 increased $2.8 million, or 3.6%, compared to the nine months ended September 30, 2023 and was driven by:
•an increase in Net Package ADR in addition to expense efficiency measures put in place to lower direct expenses; partially offset by
•an unfavorable impact of $2.0 million due to the appreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 12 to the Condensed Consolidated Financial Statements in our Form 10-Q);
•a headwind from increased labor and related expenses, which were partially due to union-negotiated and government-mandated wage benefit increases; and
•an increase in insurance premiums.

•Our Owned Resort EBITDA Margin for the nine months ended September 30, 2024 was 34.4%, a decrease of 0.2 percentage points compared to the nine months ended September 30, 2023. Owned Resort EBITDA Margin for the nine months ended September 30, 2024 was negatively impacted by 80 basis points due to the appreciation of the Mexican Peso and 100 basis points from increases in labor and related expenses compared to the nine months ended September 30, 2023. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 35.2%, an increase of 0.6 percentage points compared to the nine months ended September 30, 2023.
Pacific Coast
•Owned Net Revenue for the nine months ended September 30, 2024 decreased $8.6 million, or 8.0%, compared to the nine months ended September 30, 2023. The decrease was due to the following:
•a decrease in Occupancy of 7.3 percentage points as a result of renovation work at the resorts in this segment; and
•a decrease in Net Package ADR of 1.5%; partially offset by
•an increase in Net Non-package Revenue of $2.1 million, or 16.4%, primarily driven by higher realized fees related to no-shows, cancellations and loyalty point redemption settlements compared to the nine months ended September 30, 2023.
•Net Non-package Revenue per sold room increased 29.1%.
•Owned Resort EBITDA for the nine months ended September 30, 2024 decreased $5.9 million, or 14.6%, compared to the nine months ended September 30, 2023 and was driven by:
•a decrease in Occupancy and Net Package ADR; in addition to
•an unfavorable impact of $1.3 million due to the appreciation of the Mexican Peso, net of the impact of our foreign currency forward contracts (refer to discussion of our derivative financial instruments in Note 12 to the Condensed Consolidated Financial Statements in our Form 10-Q); and
•an increase in insurance premiums.
•Our Owned Resort EBITDA Margin for the nine months ended September 30, 2024 was 34.8%, a decrease of 2.7 percentage points compared to the nine months ended September 30, 2023. Owned Resort EBITDA Margin during the nine months ended September 30, 2024 was negatively impacted by 130 basis points due to the appreciation of the Mexican Peso. Excluding the impact from the appreciation of the Mexican Peso, Owned Resort EBITDA Margin would have been 36.1%, a decrease of 1.4 percentage points compared to the nine months ended September 30, 2023.
Dominican Republic
•Comparable Owned Net Revenue for the nine months ended September 30, 2024 increased $11.5 million, or 6.7%, compared to the nine months ended September 30, 2023. The increase was due to the following:
•an increase in Comparable Net Package ADR of 8.5%; and
•an increase in Comparable Net Non-package Revenue of $0.2 million, or 0.8%, compared to the nine months ended September 30, 2023.
•Comparable Net Non-package Revenue per sold room increased 1.6% compared to the nine months ended September 30, 2023 due to the addition of a new non-package food and beverage outlet at one of the resorts in this segment; partially offset by
•a decrease in Occupancy of 0.9 percentage points.
•Comparable Owned Resort EBITDA for the nine months ended September 30, 2024 increased $2.6 million, or 3.4%, compared to the nine months ended September 30, 2023, and includes a $2.1 million benefit from business interruption insurance proceeds and recoverable expenses related to Hurricane Fiona. Comparable Owned Resort EBITDA for the nine months ended September 30, 2023 included a $5.3 million benefit from business interruption insurance proceeds and recoverable expenses related to

Hurricane Fiona. Excluding the aforementioned business interruption benefit from both periods, Comparable Owned Resort EBITDA for the nine months ended September 30, 2024 would have increased $5.7 million compared to the nine months ended September 30, 2023, primarily due to an increase in Net Package Revenue which was partially offset by increased insurance premiums.
•Our Comparable Owned Resort EBITDA Margin for the nine months ended September 30, 2024 was 42.0%, a decrease of 1.3 percentage points compared to the nine months ended September 30, 2023 and includes a favorable impact from business interruption proceeds and recoverable expenses related to Hurricane Fiona of 120 basis points, which decreased 190 basis points compared to a 310 basis points benefit during the nine months ended September 30, 2023. Excluding the aforementioned business interruption benefit, Comparable Owned Resort EBITDA Margin for the nine months ended September 30, 2024 was 40.8%, an increase of 0.6 percentage points compared to the nine months ended September 30, 2023.
Jamaica
•Owned Net Revenue for the nine months ended September 30, 2024 decreased $23.2 million, or 13.6%, compared to the nine months ended September 30, 2023. The decrease was driven by the travel advisory issued for Jamaica by the United States government and disruption related to Hurricane Beryl during the nine months ended September 30, 2024, which resulted in:
•a decrease in Occupancy of 7.9 percentage points;
•a decrease in Net Package ADR of 3.8%; and
•a decrease in Net Non-package Revenue of $4.5 million, or 17.7%.
•Net Non-package Revenue per sold room decreased 9.0% as a result of reduced Occupancy compared to the nine months ended September 30, 2023.
•Owned Resort EBITDA for the nine months ended September 30, 2024 decreased $21.0 million, or 32.6%, compared to the nine months ended September 30, 2023.
•Our Owned Resort EBITDA Margin for the nine months ended September 30, 2024 was 29.5%, a decrease of 8.3 percentage points, or 22.0%, compared to the nine months ended September 30, 2023. The decrease was primarily driven by the travel advisory issued for Jamaica and disruption related to Hurricane Beryl in 2024.

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